Exhibit 2.1a

State of Delaware

Secretary of State

Division of Corporations

Delivered 02:07 PM 09/17/2018

FILED 02:07 PM 09/17/2018

SR 20186685950- File Number 3346173

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION OF CREDNOLOGY HOLDING CORPORATION

Pursuant to Delaware General Corporation Law and the Articles of Incorporation of Crednology Holding Corporation a Delaware Corporation (the "Corporation"), The undersigned, Orie Rechtman, the Secretary of Crednology Holding Corporation does hereby certify and set forth as follows:

1/. The Board of Directors of the Corporation, at a special meeting held on Thursday September 13, 2018, in accordance with Delaware General Corporation Law approved a resolution to amend the Corporation's Certificate of incorporation, declaring said resolution to be advisable:

The amendment to Article 5 A of the Corporation's Certificate of Incorporation to be effected hereby by adding the following language to the Articles, effective at the time of filing.

The Corporation' s authorized common stock shall be increased from 3,500,000,000 shares of common stock, par value $.001 per share, to 6,000,000,000 shares of common stock par value, $0.001 per share;

2/. That said amendment was duly adopted in accordance with the provision of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS HEREOF the Corporation has caused this certificate of Amendment to the Certificate of Incorporation to be signed by the undersigned, Orie Rechtman, an authorized officer and Director and majority shareholder, and the undersigned has executed this certificate and affirms the foregoing is true and under penalty of perjury this 12th day of September 2018.

Dated: September 14, 2018

/s/ Orie Rechtman
Orie Rechtman
Sole Director/ Secretary